77Q1
NEW ENGLAND ZENITH FUND

Amendment No. 2 to Amended and Restated Agreement and Declaration of Trust

The undersigned, being at least a majority of the Trustees of New England Zenith Fund (the "Trust"), hereby consent to and adopt the following amendment to the Trust's Amended and Restated Agreement and Declaration of Trust dated October 30, 2000, (as amended through Amendment No. 1 thereto, the "Declaration of Trust"), a copy of which is on file in the office of the

Secretary of State of The Commonwealth of Massachusetts:
The undersigned Trustees (i) desiring to terminate the Westpeak Stock Index Series, such Series having no outstanding shares; and (ii) desiring to change the name of the MFS Investors Series to the "MFS Investors Trust Series", the first sentence of Section 6 of Article III of the Declaration of Trust is hereby amended to read in its entirety as follows: Without limiting the authority of the Trustees set forth in Section 5, inter alia, to establish and designate any further Series or classes or to modify the rights and preferences of any Series or class, each of the following Multi-Class Series shall be, and is hereby, established and designated:
(1) the "Back Bay Advisors Money Market Series" (2) the "Back Bay Advisors Bond Income Series," (3) the "Capital Growth Series," (4) the "Back Bay Advisors Managed Series," (5) the "Westpeak Growth and Income Series,"
(6) the "Harris Oakmark Mid Cap Value Series", (7) the "Loomis Sayles
Small Cap Series," (8) the "Balanced Series", (9) the "Salomon Brothers U.S. Government Series," (10) the "Salomon Brothers Strategic Bond Opportunities Series," (11) the "Davis Venture Value Series," (12) the "Alger Equity Growth Series," (13) the "MFS Investors Trust Series," and
(14) the "MFS Research Managers Series."

The foregoing amendment shall become effective as of the time it is filed with the Secretary of State of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, we have hereunder set our hands for ourselves and for our successors and assigns as of the 1st day of May 2001.


John J. Arena
Edward A. Benjamin
Mary Ann Brown
John W. Flynn
Anne M. Goggin
Nancy Hawthorne
John T. Ludes
Dale Rogers Marshall